Exhibit 10.5
Form Restricted Stock Unit Award (with additional provisions)
PRIDE INTERNATIONAL, INC.
2007 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
          This Restricted Stock Unit Agreement (“Agreement”) between PRIDE INTERNATIONAL, INC. (the “Company”) and                      (the “Grantee”), an employee of the Company or one of its Subsidiaries, regarding an award (“Award”) of                      units of Common Stock (as defined in the Pride International, Inc. 2007 Long-Term Incentive Plan (the “Plan”), such Common Stock comprising this Award referred to herein as “Restricted Stock Units”) awarded to the Grantee on                      (the “Grant Date”), such number of Restricted Stock Units subject to adjustment as provided in Section 16 of the Plan, and further subject to the following terms and conditions:
          1. Relationship to Plan and Employment Agreement.
          This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. In addition, the parties agree that notwithstanding any provision herein to the contrary, this Agreement shall be deemed modified by the provisions of any employment agreement between the Grantee and the Company, and vesting of this Award shall occur in the event stock options and other awards specifically vest under such employment agreement. For purposes of this Agreement:
          (a) “Disability” has the meaning set forth in Section 1.409A-3(i)(4)(A) of the Treasury Regulations and shall be determined by the Committee in its sole discretion.
          (b) “Employment” means employment with the Company or any of its Subsidiaries.
          (c) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (d) “Normal Dividend” means any dividend or distribution on the Common Stock other than a Special Dividend.
          (e) “Retirement” means the Grantee’s termination of Employment on or after attainment of age 65, or, if applicable to the Grantee, any earlier age specified as the Grantee’s Normal Retirement Age under the Pride International, Inc. Supplemental Executive Retirement Plan.
          (f) “Special Dividend” means (i) a cash distribution with respect to a share of Common Stock such that the aggregate of all such distributions (A) when combined with any other cash distributions to shareholders previously made during the fiscal year exceeds the adjusted net income of the Company and its Subsidiaries for the preceding fiscal year or

(B) when combined with any other cash distributions to shareholders previously made during the fiscal year or during the three prior fiscal years exceeds the adjusted net income of the Company and its Subsidiaries for the four preceding years, or (ii) a non-cash distribution the value of which when combined with the value of any other non-cash distribution to shareholders previously made in during the fiscal year exceeds 10% of the value of the total assets of the Company and its Subsidiaries. This definition shall be applied in accordance with the regulations and guidance under PBGC Regulation § 4043.31(a).
          2. Vesting Schedule.
          (a) This Award shall vest in installments in accordance with the following schedule:

Additional Percentage of
Date Vested	Award Vested
First anniversary of Grant Date	33 1/3%
Second anniversary of Grant Date	33 1/3%
Third anniversary of Grant Date	33 1/3%
100%
          (b) All shares of Restricted Stock Units subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above, provided that the Grantee has been in continuous Employment since the Grant Date, upon the occurrence of:
     (i) a Change in Control;
     (ii) the Grantee’s Disability;
     (iii) the Grantee’s termination of Employment by reason of death; or
     (iv) the Grantee’s Termination (as defined in the Grantee’s employment agreement with the Company and as in effect as of the Grant Date).
          (c) If the Grantee’s termination of Employment occurs due to Retirement prior to the date this Award fully vests pursuant to subparagraph (a) above, the shares of Restricted Stock Units will thereafter become payable to the same extent and at the same time as they would have become payable under subparagraph (a) above or subparagraph (b)(i) above as if the Grantee had remained in continuous Employment since the Grant Date.
          3. Forfeiture of Award.
          Except as provided in any other agreement between the Grantee and the Company, if the Grantee’s Employment terminates other than by reason of the Grantee’s Termination (as defined in the Grantee’s employment agreement with the Company and as in effect as of the Grant Date), death, Disability or Retirement, all unvested Restricted Stock Units as of the termination date shall be forfeited.

          4. Registration of Units.
          The Grantee’s right to receive the Restricted Stock Units shall be evidenced by book entry registration (or by such other manner as the Committee may determine).
          5. Dividend Equivalent Payments.
          The Company will pay dividend equivalents for each outstanding Restricted Stock Unit as soon as administratively practicable after Normal Dividends, if any, are paid on the Company’s outstanding shares of Common Stock; provided, however, that (i) such payment shall be made no later than March 15th following the year in which the dividends are paid and (ii) the Grantee must be in Employment as of the date of such payment. Dividend equivalents with respect to Special Dividends (x) shall be subject to the same vesting schedule as the Restricted Stock Unit for which the dividend equivalent is awarded and (y) shall be paid at the same time as the Restricted Stock Unit for which the dividend equivalent is awarded is settled. Dividend equivalents may be paid in the form of cash, stock or other property, as determined by the Company in its sole discretion; provided that any dividend equivalent payments shall be in compliance with Section 409A of the Code and related Treasury authorities.
          6. Shareholder Rights.
          The Grantee shall have no rights of a shareholder with respect to shares of Common Stock subject to this Award unless and until such time as the Award has been settled by the transfer of shares of Common Stock to the Grantee.
          7. Settlement and Delivery of Shares.
          Payment of vested Restricted Stock Units shall be made as soon as administratively practicable after vesting, but in no case later than the March 15th following the year in which vesting occurs. Settlement will be made by payment in shares of Common Stock.
          The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
          8. Notices.
          Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be:
     (a) by registered or certified United States mail, postage prepaid, to Pride International, Inc., Attn: Corporate Secretary, 5847 San Felipe, Suite 3300, Houston, Texas 77057; or

     (b) by hand delivery or otherwise to Pride International, Inc., Attn: Corporate Secretary, 5847 San Felipe, Suite 3300, Houston, Texas 77057.
          Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
          9. Assignment of Award.
          Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution.
          Notwithstanding the foregoing, subject to the approval of the Committee, in its sole discretion, the Award may be transferred by the Grantee to (i) the children or grandchildren of the Grantee (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members (“Immediate Family Member Trusts”) or (iii) a partnership or partnerships in which such Immediate Family Members have at least 99% of the equity, profit and loss interests (“Immediate Family Member Partnerships”). Subsequent transfers of a transferred Award shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Grantee or a person to whom the original Grantee could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, the Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and except as otherwise provided herein, the term “Grantee” shall be deemed to refer to the transferee. The consequences of termination of Employment shall continue to be applied with respect to the original Grantee, following which the Awards shall vest only to the extent specified in the Plan and this Agreement.
          10. Withholding.
          At the time of vesting of Restricted Stock Units or the delivery of shares of Common Stock attributable to Restricted Stock Units, the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the vesting of such Restricted Stock Units or the delivery of such shares of Common Stock attributable to Restricted Stock Units shall be remitted to the Company or provisions to pay such withholding requirements shall have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award. The Grantee may pay all or any portion of the taxes required to be withheld by the Company or paid by the Grantee in connection with the all or any portion of this Award by delivering cash, or by electing to have the Company withhold shares of Common Stock that would have otherwise been delivered to

Grantee, or by delivering previously owned shares of Common Stock, having a Fair Market Value equal to the amount required to be withheld or paid.
          11. Stock Certificates.
          Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 11 have been complied with.
          12. Successors and Assigns.
          This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
          13. No Employment Guaranteed.
          No provision of this Agreement shall confer any right upon the Grantee to continued Employment.
          14. Governing Law.
          This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.
          15. Amendment.
          This Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Grantee.
          16. Section 409A Compliance.
          It is intended that the provisions of this Agreement satisfy the requirements of Section 409A of the Code, and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that the Agreement be operated in a manner consistent with such requirements to the extent applicable.

          If the Grantee is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Grantee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation Section 1.409A-1(h), notwithstanding the provisions of Section 7 hereof, any transfer of shares payable on account of a separation from service that are deferred compensation shall take place on the earlier of (i) the first business day following the expiration of six months from the Grantee’s separation from service, (ii) the date of the Grantee’s death, or (iii) such earlier date as complies with the requirements of Section 409A of the Code.